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                           Exhibit 99.5

                                        March 30, 1992



          MODIFICATION TO WARRANT PURCHASE AGREEMENT


WHEREAS, Philips Interactive Media of America (PIMA) (formerly
American Interactive Media) and Capitol Multimedia, Inc.
(Capitol) (formerly Capitol Video Communications, Inc.)
entered into a Warrant Purchase Agreement dated September 14,
1988;

WHEREAS, such Warrant Purchase Agreement was modified by Paragraph 7 of the Amendment to Letter Agreement dated
April 1, 1990;

WHEREAS, implementation of the Warrant Purchase Agreement will have unexpected and detrimental consequences to Capitol and to PIMA;

THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, PIMA and Capitol agree to modify the Warrant Purchase Agreement as follows:

1.   As of March 30, 1992, Paragraph 7 of the Purchase Warrant
     Agreement shall be deleted.

2. As of March 30, 1992, Capitol agrees that as long as PIMA has warrants outstanding, Capitol will not issue any stock, warrants, options or securities convertible into any of the foregoing below the then fair market value of such securities and/or which provide for the issuance of stock upon exercise or conversion for a price below the then fair market value of the stock. In the event of such an occurrence, PIMA will be afforded the same anti-dilution protection as has been provided the Series A Warrant Holders.

3. In addition to the 108,919 outstanding warrants PIMA already holds at an exercise price of $3.21 expiring in February 1994, Capitol will issue as of April 1, 1992 to PIMA an additional 51,169 warrants at an exercise price of $3.59 expiring in February 1994 and 125,000 warrants at an exercise price of $6.25 expiring February 1996. The warrants issued to PIMA by Capitol as of April 1, 1992 and the shares issuable pursuant to those warrants will together constitute an additional class of Registrable Securities

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     under the Warrant Purchase Agreement and, in addition to
     any other rights PIMA may have to cause the registration of Registrable Securities under the Warrant Purchase Agreement, PIMA shall also have the right, on the same terms and conditions contained in the Warrant Purchase Agreement to cause the Company to register this additional class of Registrable Securities upon the request of the Holders of 50% or more of such additional class of Registrable Securities.

4. Except as expressly modified by this agreement, the Warrant Purchase Agreement as previously modified shall remain unchanged and in full force and effect and is hereby ratified and confirmed.


Agreed:


By: ______________________         By: _______________________

Title: ___________________         Title: ____________________